THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED BY SAID ACT OR STATE LAWS,

ORTHOMETRIX, INC.

$250,000.00

White Plains, New York
June 23, 2006

ORTHOMETRIX, INC., a Delaware corporation (the "Company"), for value received, promises to pay to PSILOS GROUP PARTNERS II-S, L.P. (the "Payee"), the principal sum of Two Hundred and Fifty thousand U.S. Dollars ($250,000) on June 23, 2007 (the "Maturity Date"), except as otherwise provided herein, together with interest on the outstanding principal amount of this Note at the rate of twelve percent (12%) per annum. Interest shall be payable quarterly on the last business day of each March, June, September and December, commencing June 30, 2006.

1. Payments and Prepayments.

1.1. Payments and prepayments of principal and interest on this Note shall be made to Payee at 625 Avenue of the Americas, 4th Floor, New York, NY 10011.

1.2. Payments and prepayments of principal and interest on this Note shall be made in lawful money of the United States of America.

1.3. If any payment on this Note becomes due and payable on a Saturday, Sunday or other day an which commercial banks in New York City are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day, and, with respect to payments of principal, interest thereon shall be payable during such extension at the applicable rate.

1.4. The Company shall be obligated to prepay the outstanding principal amount of this Note within ten (10) days after such time as (i) the Company receives net proceeds of at least $5,000,000 from any financing or series of related financings, or (ii) the Company sells all or substantially all of its assets. The Company shall have the right at any time and from time to time to prepay this Note in whole or in part, together with interest on the amount prepaid to the date of prepayment, without penalty or premium. Upon payment of part of the principal amount of this Note, the Company may require the holder to present this Note for notation of such payment and, if this Note is paid in full, require the holder to surrender this Note.

1.5. Upon payment in full of all outstanding principal and interest due under this Note, the Company's obligations in respect of payment of this Note shall terminate and the holder shall return it to the Company.

2. Events of Default and Remedies.

In the event that:

(a) the Company defaults for more than five business days in making any payment required to be made on this Note; or

(b) the Company hereafter makes an assignment for the benefit of creditors, or files a petition in bankruptcy as to itself, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for the appointment of any receiver of or any trustee for the Company or any substantial part of its property under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there is hereafter commenced against the Company any such proceeding and an order approving the petition is entered or such proceeding remains undismissed for a period of 60 days, or the Company by any act or omission to act indicates its consent to or approval of or acquiescence in any such proceeding or the appointment of any receiver of, or trustee for, the Company or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of 60 days;.

the holder of this Note may: (a) by notice to the Maker, declare the principal of and accrued interest on this Note to be immediately due and payable and/or (b) pursue any available remedy to collect the payment of interest, principal or premium, if any, on this Note or to enforce any provision of this Note. A delay or omission by the holder of this Note in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver or acquiesce in the event of default. All remedies are cumulative to the extent permitted by law.

3. Investment Representation.

3.1. The Payee hereby acknowledges that the Note is not being registered (i) under the Securities Act of 1933, as amended (the "Act"), on the ground that the issuance of the Note is exempt from registration under Section 4(2) of the Act as not involving any public offering or (ii) under any applicable state securities law because the issuance of the Note does not involve any public offering; and that the Company's reliance on the Section 4(2) exemption of the Act and under applicable state securities laws is predicated in part on the representations hereby made to the Company by the Payee that it is acquiring the Note for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control.

4. Miscellaneous.

4.1. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of the Note, if mutilated, the Company will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

4.2 The undersigned hereby waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note, and hereby consents to any extensions of time, renewals, releases of any party to this Note, waivers or modifications that may be granted or consented to by the Payee in respect to the time of payment or any other provision of this Note.

4.3 No course of dealing of Payee or another holder hereof nor any failure or delay by Payee or any such holder to exercise any right, power, privilege, remedy or discretion under this Note shall operate as a waiver thereof on that occasion or any other occasion, and any single or partial exercise of any such right, power, privilege, remedy or discretion shall not preclude any later exercise thereof or any exercise of any other right, power, privilege, remedy or discretion hereunder. No covenant, obligation or other provision of this Note may be waived, and no consent contemplated hereby may be given, other than in a writing signed by Payee or another holder waiving such covenant, obligation or provision or giving such consent.

4.4 Maker will pay on demand all reasonable costs and expenses (including attorneys' reasonable fees and expenses) incurred by Payee in connection with the enforcement of this Note and the preservation of Payee's rights hereunder.

4.5. Payee may not assign or transfer this Note in any manner whatsoever without the prior written consent of the Maker. Notwithstanding any other provision hereof, Payee or any other holder of this Note may assign or transfer this Note without the consent of Maker or any other person to any affiliate of such holder, including without limitation to any stockholder, partner, member or other owner of such holder.

4.6 This Note and the rights and obligations of the Company and each holder hereunder shall be construed in accordance with and be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

ORTHOMETRIX, INC,

By: Reynald Bonmati

Name: Reynald Bonmati
Title: President